                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                               September 7, 2000
                Date of Report (Date of earliest event reported)

                            SYCAMORE NETWORKS, INC.
             (Exact name of registrant as specified in its charter)



                       Commission file number: 000-27273

                           DELAWARE                                                04-3410558
(State or other jurisdiction of  incorporation or organization)       (I.R.S. Employer Identification No.)


                                150 APOLLO DRIVE
                        CHELMSFORD,  MASSACHUSETTS 01824
                    (Address of principal executive office)

      Registrant's telephone number, including area code:   (978) 250-2900

                                 NOT APPLICABLE
         (Former name or former address, if changed since last report)

                            Exhibit Index on page 2

ITEM 5:  OTHER EVENTS

     This current report on Form 8-K provides financial information pertaining to the retroactive effect of the September 7, 2000 business combination of Sycamore Networks, Inc. and Sirocco Systems, Inc. ("Sirocco"), which was accounted for under the pooling of interest method of accounting.

ITEM 7.       FINANCIAL STATEMENTS AND EXHIBITS

     Number      Exhibit Description

      23.1       Consent of Independent Accountants

      99.1       Restated Financial Information

EX-23.1

CONSENT OF INDEPENDENT ACCOUNTANTS



                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (Nos. 333-45502, 333-90839, 333-51486 and 333-52562) of
Sycamore Networks, Inc. of our report dated October 27, 2000, relating to the financial statements which appear in this Form 8-K.


/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
May 16, 2001

EX-99.1
Restated Financial Information

SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto. All periods presented have been restated to include Sirocco's results of operations, financial position and cash flows. The historical results are not necessarily indicative of results to be expected for any future period.

                                                                      Period from
                                                                       Inception
                                                                   (February 17, 1998)     Year Ended    Year Ended
                                                                        through             July 31,      July 31,
                                                                     July 31, 1998            1999          2000
                                                                   -------------------     ----------    ----------
                                                                         (in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenue...........................................................       $     -            $ 11,330     $  198,137
Cost of revenue (exclusive of the non-cash stock compensation.....             -               8,486        104,986
 expense of $0, $101 and $1,433, respectively)  ..................       -------            --------     ----------

    Gross profit  ................................................             -               2,844         93,151
Operating expenses:
    Research and development  ....................................           714              17,979         71,903
    Sales and marketing  .........................................            92               4,064         30,650
    General and administrative  ..................................           247               3,056          9,824
    Amortization of stock compensation  ..........................             5               3,648         21,067
                                                                         -------            --------     ----------
       Total operating expenses  .................................         1,058              28,747        133,444
                                                                         -------            --------     ----------
Loss from operations  ............................................        (1,058)            (25,903)       (40,293)
Interest income, net  ............................................           108                 850         41,706
                                                                         -------            --------     ----------
Income (loss) before income taxes  ...............................          (950)            (25,053)         1,413
Income tax expense  ..............................................             -                   -            745
                                                                         -------            --------     ----------
Net income (loss).................................................       $  (950)           $(25,053)    $      668
                                                                         =======            ========     ==========
Basic net income (loss) per share  ...............................        $(0.17)             $(1.32)         $0.00
Diluted net income (loss) per share  .............................        $(0.17)             $(1.32)         $0.00
Shares used in per-share calculation--basic  .....................         5,677              18,919        166,075
Shares used in per-share calculation--diluted.....................         5,677              18,919        233,909


                                                                                            As of           As of
                                                                         As of             July 31,        July 31,
                                                                     July 31, 1998           1999            2000
                                                                   ------------------      --------      ------------
                                                                                     (in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities  ...............       $ 4,599            $ 47,889       $1,517,103
Working capital  ................................................         4,549              59,292        1,147,131
Total assets.....................................................         5,522              79,038        1,697,915
Long term debt, less current portion  ...........................             -               4,489            1,157
Redeemable convertible preferred stock  .........................         5,621              55,771                -
Total stockholders' equity (deficit)  ...........................          (349)              6,691        1,591,118

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND THE RESULTS OF OPERATIONS

     Except for the historical information contained herein, we wish to caution you that certain matters discussed in this report constitute forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including, without limitation, those risks and uncertainties discussed under the heading "Factors That May Affect Future Results" contained in our Annual Report on Form 10-K and other reports we file from time to time with the Securities and Exchange Commission ("SEC") and the risks and uncertainties discussed under the captions "Risks Related To Our Business" and "Risks Related to the Securities Market." Forward looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may, "should," "will," and "would" or similar words.

Overview

     This Management's Discussion and Analysis of Financial Condition and Results of Operations has been restated to give the retroactive effect to our September 7, 2000 acquisition of Sirocco where an aggregate of approximately
28.6 million shares of Sycamore common stock were either exchanged for all outstanding shares of Sirocco or reserved for common stock issuable under outstanding Sirocco stock options assumed by us in the transaction. The transaction was accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16. Accordingly, all prior period consolidated financial statements presented have been restated to include the results of operations, financial position and cash flows of Sirocco. Sirocco develops and markets optical access aggregation, switching and nework management products targeted for the metropolitan access and edge markets. From inception to July 31, 2000 Sirocco had no revenues and has concentrated its efforts on research and development.

     We develop and market products that transport voice and data traffic over wavelengths of light. Our products enable service providers to quickly and cost effectively provide bandwidth and create new high-speed data services. From our inception in February 1998 through May 1, 1999, our operating activities consisted primarily of research and development, product design, development and testing. During this period, we also staffed and trained our administrative, marketing and sales personnel and began sales and marketing activities. We began shipping our SN 6000 Intelligent Optical Transport product in May 1999, our SN 8000 Intelligent Optical Node in August 1999, our Silvx Manager Network Management System in November 1999 and our SN 16000 Intelligent Optical Switch in June 2000.

     Our policy is to recognize revenue from product sales upon shipment provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the fee is fixed or determinable and collectibility is deemed probable. If uncertainties regarding customer acceptance exist, revenue is recognized when the uncertainties are resolved. Revenue from technical support and maintenance contracts is deferred and recognized ratably over the period of the related agreements. We record a warranty liability for parts and labor on our products at the time of revenue recognition. Warranty periods are generally three years from installation date.

     Our manufacturing expenses consist of amounts paid to third party manufacturers, manufacturing personnel and related costs and our customer support group. We outsource our manufacturing and assembly requirements. Accordingly, a significant portion of our manufacturing expenses consists of payments to a third-party contract manufacturer. Manufacturing and engineering documentation controls are performed at our facility in Chelmsford, Massachusetts. We believe that our gross margins will be affected primarily by the following factors: demand for our products; new product introductions both by us and by our competitors; changes in our pricing policies and those of our competitors; the mix of product configurations sold; and the volume of manufacturing and its effect on manufacturing and component costs.

     Research and development expenses consist primarily of salaries and related personnel costs, prototype costs and other costs related to the design, development, testing and enhancement of our products. To date, we have expensed our research and development costs as they were incurred. Several components of our research and development effort require significant expenditures, the timing of which can cause significant quarterly variability in our expenses. We incur significant expenses in connection with the purchase of testing equipment for our products. We believe that research and development is critical to our strategic product development objectives and intend to enhance our technology to meet the changing requirements of our customers. As a result, we expect our research and development expenses to increase in absolute dollars in the future.

     Sales and marketing expenses consist primarily of salaries and the related personnel costs of sales and marketing personnel, commissions, promotional, travel and other marketing expenses and recruiting expenses. We expect that sales and marketing expenses will increase in absolute dollars in the future as we increase our direct sales efforts, expand our operations both domestically and internationally, hire additional sales and marketing personnel, initiate additional marketing programs and establish sales offices in new locations.

     General and administrative expenses consist primarily of salaries and related expenses for executive, finance, legal, facilities, human resources and information technology personnel, recruiting expenses and professional fees. We expect that general and administrative expenses will increase in absolute dollars as we add personnel and incur additional costs related to the growth of our business.

     In connection with the granting of certain stock options and the issuance of certain restricted shares during the period from inception through July 31, 1998, and the fiscal years ended July 31, 1999 and 2000, with exercise or sales prices which were deemed to be below fair market value, we recorded deferred stock compensation expense of approximately $184,000, $26.7 million and $102.3 million, respectively. These amounts are being amortized ratably over the vesting periods of the applicable options or restricted stock, which are typically five years, with 20% vesting on the first anniversary of the date of grant and 5% vesting quarterly thereafter.


Results of Operations

The period from inception (February 17, 1998) through July 31, 1998 (fiscal
1998) and year ended July 31, 1999

Revenue

     We began shipping the SN 6000 in May 1999 and recognized $11.3 million of revenue for the year ended July 31, 1999. All revenue was derived from the shipments of the SN 6000 product. For fiscal 1999, one customer accounted for all of our revenue.

Cost of Revenue

     Cost of revenue was $8.5 million, or 75% of revenue, for the year ended July 31, 1999. We began shipping the SN 6000 in May 1999. Cost of revenue as a percentage of revenue in fiscal 1999 were high due to the high cost of initial start-up of production, including the increase in personnel and the low volume of sales.

Research and Development Expenses

     Research and development expenses were $714,000 and $18.0 million for fiscal 1998 and 1999 and represented 67% and 63% of total operating expense for fiscal 1998 and 1999, respectively. The increase in expenses was primarily due to increased costs associated with a significant increase in personnel and personnel-related expenses, an increase in non-recurring engineering costs and an increase in prototype expenses for the design and development of the SN 3000, SN 6000, SN 8000 and SN 16000 products.

Sales and Marketing Expenses

     Sales and marketing expenses were $92,000 for fiscal 1998 and $4.1 million for fiscal 1999 and represented 9% and 14% of total operating expenses in fiscal 1998 and 1999, respectively. The increase in expenses reflects the hiring of additional sales and marketing personnel, sales based commissions and marketing program costs, including web development, trade shows and product launch activities.

General and Administrative Expenses

     General and administrative expenses were $247,000 for fiscal 1998 and $3.1 million for fiscal 1999 and represented 23% and 11% of total operating expenses in fiscal 1998 and 1999, respectively. The increase in expenses reflects the hiring of additional general and administrative personnel and expenses necessary to support and scale our operations.


Amortization of Stock Compensation

     Amortization of stock compensation expense was $5,000 and $3.6 million for fiscal 1998 and fiscal 1999, respectively. Amortization of stock compensation expense resulted from the granting of stock options and restricted shares with the exercise or sales prices below the deemed fair value of our common stock on the date of grant. Additionally, in fiscal 1999, we incurred $2.2 million of compensation expense associated with the grant of options to non-employees and members of our advisory boards.

Interest Income, Net

     Interest income, net was $108,000 and $850,000 for fiscal 1998 and fiscal 1999, respectively. Interest income consists of interest earned on our cash balances and marketable securities and interest expense associated with our equipment note payable. The increase in interest income reflects higher invested balances in fiscal 1999, offset by interest payments on our equipment note payable in fiscal 1999.


Fiscal years ended July 31, 1999 and 2000

Revenue

     Revenues increased $186.8 million or 1,649% from $11.3 million for fiscal 1999 to $198.1 million for fiscal 2000. The increase in revenues is primarily due to increased sales of our products and the broadening of our product offerings including the SN8000 and SN16000. One customer accounted for 100% and 92% of our revenues for fiscal 1999 and 2000, respectively.

Cost of Revenue

     Cost of revenue increased $96.5 million from $8.5 million for fiscal 1999 to $105.0 million for fiscal 2000. The increase in cost of revenue is primarily related to increased revenue since we began shipping products in May 1999, as well as headcount increases in our manufacturing overhead and customer service organizations, warranty and other period costs. Gross profits as a percentage of revenue were 25% and 47% for fiscal 1999 and 2000, respectively. The increase in gross profit from fiscal 1999 to fiscal 2000 was largely attributable to higher volume of product shipments.

Research and Development Expenses

     Research and development expenses increased $53.9 million from $18.0 million for fiscal 1999 to $71.9 million for fiscal 2000. The increase in expenses was primarily due to increased costs associated with a significant increase in personnel and personnel-related expenses, increases in non-recurring engineering costs and increases in prototype expenses for the design and development of new products as well as enhancements to existing products. Research and development is essential to our future success, and we expect the dollar amounts of research and development expenses will increase in future periods to support the continued development of our intelligent optical transport and optical switching products as well as new or complementary technologies.

Sales and Marketing Expenses

     Sales and marketing expenses increased $26.6 million from $4.1 million for fiscal 1999 to $30.7 million for fiscal 2000. The increase in expenses reflect the hiring of additional sales and marketing personnel, sales based commissions, additional office space both domestically and internationally and marketing program costs, including web development, trade shows and new product launch activities. We intend to continue to expand our domestic and international sales force and marketing efforts, and as a result, expect that the dollar amounts of sales and marketing expenses will increase in future periods.

General and Administrative Expenses

     General and administrative expenses increased $6.8 million from $3.1 million for fiscal 1999 to $9.8 million for fiscal 2000. The increase in expenses reflect the hiring of additional general and administrative personnel and expenses necessary to support increased levels of business activities. We expect that the dollar amounts of general and administrative expenses will increase in future periods as a result of expansion of business activity and related expenses to support Sycamore's operations.

Amortization of Stock Compensation

     Amortization of stock compensation expense increased $17.4 million from $3.6 million for fiscal 1999 to $21.1 million for fiscal 2000. Amounts for fiscal 1999 and 2000 include $2.2 million and $6.2 million of compensation expense associated with the grant of options to purchase common stock to non-employees, respectively. Amortization of stock compensation expense primarily resulted from the granting of stock options and restricted shares with exercise or sale prices which were deemed to be below fair market value. Amortization of stock compensation relating to these grants is expected to affect our reported results of operations through the first quarter of fiscal 2005.

Interest Income, Net

     Interest income, net increased $40.9 million from $850,000 for fiscal 1999 to $41.7 million for fiscal 2000. The increase in interest income primarily reflects the earned income from the invested proceeds of our two public offerings within fiscal year 2000.

Provision for Income Taxes

     We provided income taxes of $745,000 for fiscal 2000. The provision for fiscal 2000 differed from the expected statutory provision of $495,000 due to non-deductible stock compensation, offset by the utilization of net operating loss carryforwards and tax credits. During fiscal 2000, we reversed our valuation allowance related to deferred tax assets by $9.2 million as the realization of such assets became probable.We did not provide for income taxes in fiscal 1999 due to the loss from operations and the uncertainty of the realization of deferred tax assets.


Liquidity and Capital Resources

     Prior to our initial public offering, which we completed in October 1999, we financed our operations primarily through private sales of our capital stock totaling approximately $84.7 million and through borrowings on long-term debt agreements for the purchase of capital equipment. In fiscal 2000, we completed two public offerings, for which we sold 30.9 million shares of common stock and generated net proceeds of $1.5 billion. We primarily invest excess funds in investment grade short-term money market funds, commercial paper, government and non-government marketable securities. As of July 31, 2000 we had $1.5 billion in cash, cash equivalents and marketable securities.

     Cash used by operating activities were $0.8 million and $32.9 million in fiscal 1998 and 1999, respectively, compared to cash provided by operating activities of $34.4 million in fiscal 2000. The increase in cash provided by operating activities in fiscal 2000 compared to fiscal 1999 reflects increased deferred revenue, accounts payable, accrued expenses and the net income adjusted for certain non-cash charges for amortization of stock compensation and depreciation, partially offset by increased inventory purchases and accounts receivable.

     Cash used in investing activities was $3.8 million, $12.0 million and $1.1 billion for the years ended July 31, 1998, 1999 and fiscal 2000, respectively. The increase in net cash used in investing activities in fiscal 2000 reflects the net investment of our public offerings proceeds into marketable securities and increased purchases of property and equipment, primarily for computers and test equipment for our development and manufacturing activities.

     Cash provided by financing activities was $6.1 million, $84.2 million and $1.5 billion for the years ended July 31, 1998, 1999 and fiscal 2000, respectively. The increase in cash provided by financing activities in fiscal 2000 is primarily due to net proceeds raised through our public offerings and the exercise of stock options.

     Increasingly, as a result of the financial demands of major network deployments, service providers are looking to their suppliers for financing assistance. From time to time we may provide or commit to extend credit or credit support to our customers as we consider appropriate in the course of our business, considering our limited resources. This financing may include extending credit to customers or guaranteeing the indebtedness of customers to third parties. Depending upon market conditions, we may seek to factor these arrangements to financial institutions and investors to free up our capital and reduce the amount of our commitments for such arrangements. Our ability to provide customer financing is limited and depends upon a number of factors, including our capital structure and level of our available credit and our ability to factor commitments. Any extension of financing to our customers will limit the capital that we have available for other uses.

     Although we believe that our current cash balances will be sufficient to fund our operations for at least the next 12 months, there can be no assurance that we will not require additional financing within this time frame or that such additional funding, if needed, will be available on terms acceptable to us or at all.

Year 2000 Computer Systems Compliance

     To date, the results of our year 2000 readiness plan indicate that our assessment, improvement and testing program succeeded in providing us with a smooth transition to the year 2000. We have not experienced any significant year 2000 disruptions with our products, our internal information technology systems or our major vendors. Based on our experience to date, we do not anticipate incurring material expenses or experiencing any material operational disruption related to the year 2000 transition. We will continue to monitor our mission critical computer applications and those of our suppliers and vendors throughout the year 2001 to ensure that any latent year 2000 matters that may arise are addressed promptly.

Recent Accounting Pronouncements

     In June 1998, the FASB issued Statement of Financial Accounting Standards No.133, Accounting for Derivative Instruments and Hedging Activities (SFAS No.133). This accounting standard, which is effective for all fiscal quarters of fiscal years beginning after June 15, 2000, requires that all derivatives be recognized as either assets or liabilities at estimated fair value. In June 2000, the FASB issued Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133. This accounting standard amended the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and hedging activities. The adoption of SFAS No. 133, as amended, is not expected to have a material effect on the Company's financial position or results of operations.

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes the SEC's view in applying generally accepted accounting principles to selected revenue recognition issues. The application of the guidance in SAB 101 will be required in our fourth quarter of fiscal year 2001. The effects of applying this guidance, if any, will be reported as a cumulative effect adjustment resulting from a change in accounting principle. The Company does not believe that the adoption of SAB 101 will have a material impact on the Company's financial position or results of operations.

                       Report of Independent Accountants



To the Stockholders and the Board of Directors of Sycamore Networks, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Sycamore Networks, Inc. and its subsidiaries at July 31, 2000 and 1999, and the results of their operations and their cash flows for each of the two years in the period ended July 31, 2000 and for the period from inception (February 17, 1998) to July 31, 1998 in conformity with accounting principles generally accepted in the United States of America. These consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2, on September 7, 2000, Sycamore Networks, Inc. merged with Sirocco Systems, Inc. in a transaction accounted for as a pooling of interests.


/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
October 27, 2000

                            SYCAMORE NETWORKS, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                                                                                  July 31,     July 31,
                                                                                                    1999         2000
                                                                                                  --------    ----------
                                                   Assets
Current assets:
  Cash and cash equivalents.....................................................................  $ 40,869    $  429,965
  Marketable securities.........................................................................     7,020       710,398
  Accounts receivable...........................................................................    11,410        43,407
  Inventories...................................................................................     6,608        39,739
  Prepaids and other current assets.............................................................     5,472        25,932
                                                                                                  --------    ----------
Total current assets............................................................................    71,379     1,249,441
Property and equipment, net.....................................................................     6,692        42,840
Marketable securities...........................................................................         -       376,740
Other assets....................................................................................       967        28,894
                                                                                                  --------    ----------
Total assets....................................................................................  $ 79,038    $1,697,915
                                                                                                  ========    ==========

          Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity
Current liabilities:
    Current portion of notes payable............................................................  $  1,162    $      622
    Accounts payable............................................................................     5,957        49,030
    Accrued compensation........................................................................     1,334         7,177
  Accrued expenses..............................................................................     1,856         7,529
  Deferred revenue..............................................................................       472        29,708
  Other current liabilities.....................................................................     1,306         8,244
                                                                                                  --------    ----------
Total current liabilities.......................................................................    12,087       102,310

Long-term liabilities...........................................................................     4,489         4,487

Commitments and contingencies (Note 5)

Redeemable convertible preferred stock..........................................................    55,771             -

Stockholders' equity:
  Preferred stock, $.01 par value, 5,000,000 shares authorized, none issued and outstanding at
       July 31, 2000............................................................................         -             -
  Common stock, $.001 par value; 1,500,000,000 shares authorized at
       July 31, 2000; 94,896,200 and 271,664,673 shares
       issued and outstanding at July 31, 1999 and July 31, 2000, respectively..................        95           272
  Additional paid-in capital....................................................................    58,398     1,720,565
  Accumulated deficit...........................................................................   (26,003)      (21,675)
  Notes receivable..............................................................................      (360)         (262)
  Deferred compensation.........................................................................   (25,439)     (112,816)
  Accumulated other comprehensive income........................................................         -         5,034
                                                                                                  --------    ----------
Total stockholders' equity......................................................................     6,691     1,591,118
                                                                                                  --------    ----------
Total liabilities, redeemable convertible preferred stock and stockholders' equity..............  $ 79,038    $1,697,915
                                                                                                  ========    ==========


        The accompanying notes are an integral part of the consolidated financial statements.

                            SYCAMORE NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)


                                                  Period from Inception
                                                   (February 17, 1999)
                                                         through               Year Ended           Year Ended
                                                      July 31, 1998           July 31, 1999       July 31, 2000
                                                -------------------------  -------------------  ------------------
Revenue  .......................................           $     -               $ 11,330            $198,137
Cost of revenue (exclusive of the non-cash
 stock compensation expense of $0, $101 and
 $1,433, respectively)..........................                 -                  8,486             104,986
                                                           -------               --------            --------
Gross profit  ..................................                 -                  2,844              93,151
Operating expenses:
Research and development (exclusive of the
 non-cash stock compensation expense of $5,
 $851 and $9,685, respectively).................               714                 17,979              71,903
Sales and marketing (exclusive of the
 non-cash stock compensation expense of $0,
 $346 and $7,014, respectively).................                92                  4,064              30,650
General and administrative (exclusive of the
 non-cash stock compensation expense of $0,
 $2,350 and $2,935, respectively)...............               247                  3,056               9,824
Amortization of stock compensation..............                 5                  3,648              21,067
                                                           -------               --------            --------
             Total operating expenses...........             1,058                 28,747             133,444
                                                           -------               --------            --------
Loss from operations............................            (1,058)               (25,903)            (40,293)
Interest income, net............................               108                    850              41,706
                                                           -------               --------            --------
Income (loss) before income taxes...............              (950)               (25,053)              1,413
Income tax expense..............................                 -                      -                 745
                                                           -------               --------            --------
Net income (loss)...............................           $  (950)              $(25,053)           $    668
                                                           =======               ========            ========

Basic net income (loss) per share...............           $ (0.17)               $ (1.32)           $   0.00
Diluted net income (loss) per share.............           $ (0.17)               $ (1.32)           $   0.00
    Shares used in per-share calculation -
     basic......................................             5,677                 18,919             166,075
    Shares used in per-share calculation -
     diluted....................................             5,677                 18,919             233,909

        The accompanying notes are an integral part of the consolidated financial statements.

                            SYCAMORE NETWORKS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (in thousands)


                                                                                          Accumulated     Total
                                         Additional                                           Other     Stockholders'
                          Common Stock     paid-in    Accumulated   Notes      Deferred   Comprehensive    Equity      Comprehensive
                         Shares  Amount    Capital      Deficit   Receivable Compensation     Income      (Deficit)        Income
                         ------- ------  ------------ ----------- ---------- ------------ ------------- -------------- -------------
                         -----------------------------------------------------------------------------------------------------------
Issuance of common
stock...............      24,578  $ 25   $        571  $      -     $    -    $        -     $     -      $       596    $       -
Deferred
compensation expense
associated with
equity awards.......           -     -            184         -          -          (184)          -                -            -
Amortization of
deferred
compensation........           -     -              -         -          -             5           -                5            -
Net loss............           -     -              -      (950)         -             -           -             (950)           -
                         -------  ----   ------------  --------     ------    ----------     -------       ----------    ---------
Balance, July 31,
1998................      24,578    25            755      (950)         -          (179)          -             (349)           -
                         -------  ----   ------------  --------     ------    ----------     -------       ----------    ---------


Exercise of stock
options.............      18,222    18          2,923         -          -             -           -            2,941            -
Issuance of common
stock...............      52,096    52         25,812         -          -             -           -           25,864            -
Deferred
compensation expense
associated with
equity awards.......           -     -         26,719         -          -       (26,719)          -                -            -
Issuance of equity
awards in
exchange for
services............           -     -          2,189         -          -             -           -            2,189            -
Amortization of
deferred
compensation........           -     -              -         -          -         1,459           -            1,459            -
Issuance of common
stock in
exchange for notes
receivable..........           -     -              -         -       (360)            -           -             (360)           -
Net loss............           -     -              -   (25,053)         -             -           -          (25,053)           -
                         -------  ----   ------------  --------     ------    ----------     -------       ----------    ---------
Balance, July 31,
1999................      94,896    95         58,398   (26,003)      (360)      (25,439)          -            6,691            -
                         -------  ----   ------------  --------     ------    ----------     -------       ----------    ---------

Exercise of stock
options.............       2,495     2          4,289         -          -             -           -            4,291            -
Issuance of common
stock,
Net.................      32,603    33      1,486,508         -          -             -           -        1,486,541            -
Conversion of
preferred stock
into common
stock...............     141,850   142         55,629         -          -             -           -           55,771            -
Deferred
compensation expense
associated with
equity awards.......           -     -        102,256         -          -      (102,256)          -                -            -
Issuance of equity
awards in
exchange for
services............           -     -          6,188         -          -             -           -            6,188            -
Amortization of
deferred
compensation........           -     -              -         -          -        14,879           -           14,879            -
Issuance of common
stock in
exchange for notes
receivable..........           -     -              -         -       (100)            -           -             (100)           -
Repayment of notes
receivable..........           -     -              -         -        198             -           -              198            -
Purchase and
retirement of
treasury
shares..............        (180)    -            (28)        -          -             -           -              (28)           -
Tax benefit from
employee
stock plans.........           -     -          7,325         -          -             -           -            7,325            -
Unrealized gain on
marketable
securities, net
of tax of
$2,480..............           -     -              -         -          -             -       5,034            5,034        5,034
Net income..........           -     -              -       668          -             -           -              668          668
Adjustment to
conform
Sirocco year
end.................           -     -              -     3,660          -             -           -            3,660            -
                         -------  ----   ------------  --------     ------    ----------     -------       ----------    ---------
Comprehensive
income..............                                                                                                     $   5,702
                                                                                                                         =========
Balance, July 31,
2000................     271,664  $272   $  1,720,565  $(21,675)    $ (262)   $ (112,816)    $ 5,034       $1,591,118
                         =======  ====   ============  ========     ======    ==========     =======       ==========

        The accompanying notes are an integral part of the consolidated financial statements.

                            SYCAMORE NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                        Period from
                                                                         Inception
                                                                       (February 17,
                                                                           1998)        Year Ended   Year Ended
                                                                          through        July 31,     July 31,
                                                                       July 31, 1998       1999         2000
                                                                       --------------   ----------   -----------

Cash flows from operating activities:
 Net income (loss)  ..............................................         $  (950)      $(25,053)   $       668
 Adjustments to reconcile net income (loss) to net cash
    provided by (used in).........................................
 operating activities:
  Depreciation and amortization  .................................              31          1,094          6,325
  Amortization of stock compensation  ............................               5          3,648         21,067
  Deferred income taxes  .........................................               -              -        (11,569)
  Tax benefit from employee stock plans  .........................               -              -          7,325
Changes in operating assets and liabilities:
  Accounts receivable  ...........................................               -        (11,410)       (31,997)
  Inventories  ...................................................               -         (6,608)       (33,131)
  Prepaids and other current assets  .............................             (93)        (5,257)       (15,017)
  Deferred revenue  ..............................................               -            472         29,236
  Accounts payable  ..............................................             154          5,908         43,073
  Accrued expenses and other liabilities  ........................              96          4,295         18,454
                                                                           -------       --------    -----------

Net cash provided by (used in) operating activities  .............         $  (757)      $(32,911)   $    34,434
                                                                           -------       --------    -----------

Cash flows from investing activities:
  Purchases of property and equipment  ...........................            (634)        (7,183)       (42,473)
  Purchases of marketable securities  ............................          (3,082)       (10,615)    (1,378,008)
  Maturities of marketable securities  ...........................               -          6,177        302,924
  Increase in other assets  ......................................            (102)          (362)       (18,471)
                                                                           -------       --------    -----------

Net cash used in investing activities  ...........................         $(3,818)      $(11,983)   $(1,136,028)
                                                                           -------       --------    -----------

Cash flows from financing activities:
   Proceeds from issuance of redeemable convertible preferred
     stock, net...................................................           5,496         50,150              -
   Proceeds from issuance of common stock, net  ..................             596         28,445      1,490,704
   Payments received for notes receivable  .......................               -              -            198
   Proceeds from notes payable  ..................................               -          5,684          1,761
   Payments on notes payable  ....................................               -            (33)        (5,413)
                                                                           -------       --------    -----------

Net cash provided by financing activities  .......................         $ 6,092       $ 84,246    $ 1,487,250
                                                                           -------       --------    -----------

Net increase in cash and cash equivalents  .......................           1,517         39,352        385,656
Adjustment to conform fiscal year of Sirocco......................               -              -          3,440
Cash and cash equivalents, beginning of period  ..................               -          1,517         40,869
                                                                           -------       --------    -----------

Cash and cash equivalents, end of period  ........................         $ 1,517       $ 40,869    $   429,965
                                                                           =======       ========    ===========

Supplemental cash flow information:
  Cash paid for interest  ........................................         $     -       $    186    $       216
  Cash paid for income taxes  ....................................               -              -          3,764
Supplementary non cash activity:
  Common stock note receivable  ..................................             125              -              -
  Issuance of common stock in exchange for notes receivable  .....               -            360            100
  Conversion of preferred stock into common Stock.................               -              -         55,771

        The accompanying notes are an integral part of the consolidated financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   Nature of the Business:

     Sycamore Networks, Inc. (the "Company" or "Sycamore") was incorporated in Delaware on February 17, 1998. The Company develops and markets networking products that enable service providers to quickly and cost effectively provide bandwidth and create new high-speed data services. To date, the Company has principally marketed its products in the United States and Europe.

     The Company is subject to risks common to technology-based companies including, but not limited to, the development of new technology, development of markets and distribution channels, dependence on key personnel, and the ability to obtain additional capital as needed to meet its product plans. The Company's ultimate success is dependent upon its ability to successfully develop and market its products.


2.   Significant Accounting Policies:


Principles of Consolidation

     The accompanying financial statements of the Company reflect the application of certain significant accounting policies as described below. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain prior year amounts have been reclassified to be consistent with current year presentation.


     The Company completed a merger with Sirocco Systems, Inc. ("Sirocco"), a U.S. company headquartered in Wallingford, Connecticut on September 7, 2000 where an aggregate of approximately 28.6 million shares of Sycamore common stock were either exchanged for all outstanding shares of Sirocco or reserved for common stock issuable under outstanding Sirocco stock options assumed by Sycamore in the transaction. The transaction has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16. Accordingly, the consolidated financial statements for all prior periods presented have been restated to include the results of operations, financial position and cash flows of Sirocco.

Since the fiscal years of Sycamore and Sirocco differ, the historical periods combined giving effect to the merger are as follows:

Sycamore                                    Sirocco
--------                                    -------

Fiscal year ended July 31, 1998             Fiscal year ended December 31, 1998
Fiscal year ended July 31, 1999             Fiscal year ended December 31, 1999
Fiscal year ended July 31, 2000             Fiscal year ended July 31, 2000

     The fiscal year ended July 31, 2000 include five months of Sirocco's financial results which are also recorded in the fiscal year ended December 31, 1999. Sirocco's net losses for these five months were $3,660,000 which have been recorded as an adjustment to accumulated deficit. There were no intercompany transactions requiring elimination in any period presented.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following table shows the separate historical results of Sycamore and Sirocco for the periods prior to the consummation of the merger of the two entities.

                                         Period from
                                          Inception
                                        (February 17,
                                            1998)
                                           through         Year Ended      Year Ended
                                        July 31, 1998    July 31, 1999   July 31, 2000
                                       ----------------  --------------  --------------

Revenues:
    Sycamore..........................       $   -             $ 11,330       $198,137
    Sirocco...........................           -                    -              -
                                             -----             --------       --------
Consolidated revenues.................       $   -             $ 11,330       $198,137
                                             -----             --------       --------
Net income (loss):
    Sycamore.........................        $(693)            $(19,490)      $ 20,399
    Sirocco..........................         (257)              (5,563)       (19,731)
                                             -----             --------       --------
Consolidated net income (loss).......        $(950)            $(25,053)      $    668
                                             =====             ========       ========


Cash Equivalents and Marketable Securities

     Cash equivalents are short-term, highly liquid investments with original maturity dates of three months or less at the date of acquisition. Cash equivalents are carried at cost, which approximates fair market value. The Company's marketable securities are classified as available-for-sale and are recorded at fair value with any unrealized gain or loss recorded as an element of stockholders' equity. The fair value of marketable securities was determined based on quoted market prices at the reporting date for those instruments. As of July 31, 1999, the fair value of marketable securities, which were comprised of commercial paper and certificate of deposits, approximated amortized cost. As of July 31, 2000, marketable securities consisted of (in thousands):


                                    Amortized Cost      Fair Market Value     Unrealized Gain/(Loss)
                                    --------------      -----------------     ----------------------
Certificate of deposits.......        $  109,220             $  108,980              $  (240)
Commercial paper..............           651,839                650,517               (1,322)
Common stock..................             2,500                 11,322                8,822
Government securities.........           316,065                316,319                  254
                                      ----------             ----------              -------
Total.........................        $1,079,624             $1,087,138              $ 7,514
                                      ==========             ==========              =======



     The Company also has certain investments in non-publicly traded companies for the promotion of business and strategic objectives. These investments are included in "Other Assets" in the Company's balance sheet and are generally carried at cost. The Company monitors these investments for impairment and makes appropriate reductions in carrying values, if necessary.


Inventory

     Inventories are stated at the lower of cost (first-in, first-out basis) or market (net realizable value).

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition


     Revenue from product sales is recognized upon shipment provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the fee is fixed or determinable and collectibility is deemed probable. If uncertainties regarding customer acceptance exist, revenue is recognized when such uncertainties are resolved. Revenue from technical support and maintenance contracts is deferred and recognized ratably over the period of the related agreements. The Company records a warranty liability for parts and labor on its products at the time of revenue recognition. Warranty periods are generally three years from installation date.

Property and Equipment

     Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method, based upon the following asset lives:

        Computer and telecommunications equipment.. 2 to 3 years
        Computer software.......................... 2 to 3 years
        Furniture and office equipment............. 5 years
        Leasehold improvements..................... Shorter of lease term or useful life of asset

     The cost of significant additions and improvements is capitalized and depreciated while expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost and related accumulated depreciation of the assets are removed from the accounts and any resulting gain or loss is reflected in the determination of net income or loss.


Research and Development and Software Development Costs

     The Company's products are highly technical in nature and require a large and continuing research and development effort. All research and development costs are expensed as incurred. Software development costs incurred prior to the establishment of technological feasibility are charged to expense. Technological feasibility is demonstrated by the completion of a working model. Software development costs incurred subsequent to the establishment of technological feasibility are capitalized until the product is available for general release to customers. Amortization is based on the greater of (i) the ratio that current gross revenue for a product bear to the total of current and anticipated future gross revenue for that product or (ii) the straight-line method over remaining estimated life of the product. To date, the period between achieving technological feasibility and the general availability of the related products has been short and software development costs qualifying for capitalization have not been material. Accordingly, the Company has not capitalized any software development costs.


Income Taxes

     Income taxes are accounted for under the liability method. Under this method, deferred tax assets and liabilities are recorded based on temporary differences between the financial statement amounts and the tax bases of assets and liabilities measured using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company periodically evaluates the realizability of its net deferred tax assets and records a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates


     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Concentrations of Credit Risk and Significant Customer Information

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, marketable securities and accounts receivable. The Company invests its excess cash primarily in deposits with commercial banks and high-quality corporate securities. For the years ended July 31, 1999 and 2000, one customer accounted for 100% and 92% of the Company's revenue, respectively. The Company does not require collateral for sales to customers.

     Certain components and parts used in the Company's products are procured from a single source. The Company obtains parts from one vendor only, even where multiple sources are available, to maintain quality control and enhance working relationships with suppliers. These purchases are made under existing contracts or purchase orders. The failure of a supplier, including subcontractor, to deliver on schedule could delay or interrupt the Company's delivery of products and thereby adversely affect the Company's revenue and profits.


Other Comprehensive Income (Loss)

     The Company reports comprehensive income (loss) in accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." The comprehensive net loss for the period from inception (February 17, 1998) through July 31, 1998 and the year ended July 31, 1999 does not differ from the reported net loss. The comprehensive net income for the year ended July 31, 2000 was $5.7 million.


Net Income (Loss) Per Share and Pro Forma Income (Loss) Per Share

     Basic net income (loss) per share is computed by dividing the net income
(loss) for the period by the weighted average number of common shares outstanding during the period less unvested restricted stock. Diluted net income
(loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period, if dilutive. Common equivalent shares are composed of unvested shares of restricted common stock and the incremental common shares issuable upon the exercise of stock options and unvested restricted common shares.

     Pro forma net income (loss) per share for the period from inception (February 17, 1998) through July 31, 1998 and the years ended July 31, 1999 and 2000 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Series A, B, C and D redeemable convertible preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred at the date of original issuance.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  All share and per share data presented reflects two three-for-one stock splits effected in August 1999 and February 2000.The following table sets forth the computation of basic and diluted loss per share:


                                                                 Period from Inception
                                                                  (February 17, 1998)
                                                                        through             Year Ended         Year Ended
                                                                     July 31, 1998         July 31, 1999     July 31, 2000
                                                                 ----------------------    -------------     -------------
                                                                           (in thousands, except per share data)
Numerator:
Net income (loss)..........................................             $    (950)            $ (25,053)         $    668
Denominator
Historical:
  Weighted-average shares of common stock outstanding......                22,189                63,173           223,999
  Weighted-average shares subject to repurchase............               (16,512)              (44,254)          (57,924)
                                                                         --------              --------          --------
Shares used in per share calculation--basic................                 5,677                18,919           166,075
                                                                         ========              ========          ========
Weighted-average shares of common stock outstanding........                 5,677                18,919           223,999
Weighted-average shares of equivalents.....................                     -                     -             9,910
                                                                         --------              --------          --------
Shares used in per share calculation--diluted..............                 5,677                18,919           233,909
                                                                         ========              ========          ========
Net income (loss) per share:
  Basic....................................................              $ (0.17)              $  (1.32)         $   0.00
                                                                         ========              ========          ========
  Diluted..................................................              $ (0.17)              $  (1.32)         $   0.00
                                                                         ========              ========          ========
Denominator
Pro Forma:
  Historical weighted-average shares of common stock
      outstanding--basic...................................                 5,677                18,919           166,075
Weighted average number of shares assumed upon conversion
      of redeemable convertible preferred stock............                52,515               105,111            32,344
                                                                         --------              --------          --------
Shares used in per share calculation--pro forma basic......                58,192               124,030           198,419
                                                                         ========              ========          ========
  Weighted common stock equivalents........................                     -                     -            67,834
                                                                         --------              --------          --------
Shares used in per share calculation--pro forma diluted....                58,192               124,030           266,253
                                                                         ========              ========          ========
Net income (loss) per share:
  Basic....................................................              $  (0.02)             $  (0.20)         $   0.00
                                                                         ========              ========          ========
  Diluted..................................................              $  (0.02)             $  (0.20)         $   0.00
                                                                         ========              ========          ========


     Options to purchase 5,252,099 and 4,617,449 shares of common stock at average exercise prices of $0.44 and $78.86 have not been included in the computation of diluted net loss per share for the years ended July 31, 1999 and 2000, respectively, as their effect would have been anti-dilutive.


Stock Based Compensation

     The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25," Accounting for Stock Issued to Employees," and related interpretations and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123").

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Segment Information

     The Company has determined that it conducts its operations in one business segment. For all periods presented, substantially all revenue has been derived within the United States. Long lived assets are principally located in the United States.


Recent Accounting Pronouncements


     In June 1998, the FASB issued Statement of Financial Accounting Standards No.133, Accounting for Derivative Instruments and Hedging Activities (SFAS No.133). This accounting standard, which is effective for all fiscal quarters of fiscal years beginning after June 15, 2000, requires that all derivatives be recognized as either assets or liabilities at estimated fair value. In June 2000, the FASB issued Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133. This accounting standard amended the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and hedging activities. The adoption of SFAS No. 133, as amended, is not expected to have a material effect on the Company's financial position or results of operations.

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes the SEC's view in applying generally accepted accounting principles to selected revenue recognition issues. The application of the guidance in SAB 101 will be required in the Company's fourth quarter of fiscal year 2001. The effects of applying this guidance, if any, will be reported as a cumulative effect adjustment resulting from a change in accounting principle. The Company does not believe the adoption of SAB 101 will have a material impact on the Company's financial position or results of operations.


3.   Inventory

     Inventory consisted of the following at July 31, 1999 and 2000 (in thousands):

                                                      1999               2000
                                                    ------            -------

Raw materials.............................          $2,164            $14,340
Work in process...........................           3,026              3,685
Finished goods............................           1,418             21,714
                                                    ------            -------
                                                    $6,608            $39,739
                                                    ======            =======

4.   Property and Equipment

     Property and equipment consisted of the following at July 31, 1999 and 2000 (in thousands):

                                                      1999               2000
                                                    ------            -------
Computer software and equipment.................   $ 6,815            $46,247
Furniture and office equipment..................       292              1,657
Leasehold improvements..........................       710              2,386
                                                   -------            -------
                                                     7,817             50,290
Less accumulated depreciation and amortization..    (1,125)            (7,450)
                                                   -------            -------
                                                   $ 6,692            $42,840
                                                   =======            =======

     Depreciation and amortization expense was $31,000, $1.1 million and $6.3 million for the period from inception (February 17, 1998) through July 31, 1998, and for the years ended July 31, 1999 and 2000, respectively.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.   Commitments and Contingencies:



Operating Leases

     Rent expense under operating leases was $37,750, $372,773 and $2.0 million for the period from inception (February 17, 1998) through July 31, 1998, and for the years ended July 31, 1999 and 2000, respectively. At July 31, 2000 future minimum lease payments under all non-cancelable operating leases are as follows (in thousands):


     2001....................................................    $ 3,088
     2002....................................................      2,881
     2003....................................................      2,681
     2004....................................................      2,676
     2005....................................................      1,532
     2006....................................................      1,161
     2007....................................................        967
                                                                 -------
     Total future minimum lease payments.....................    $14,986
                                                                 =======

Letter of Credit

     Included in prepaid expenses and other current assets at July 31, 1999 is a $4 million U.S. Government security which collateralizes a stand-by letter of credit used for inventory purchases made by a third party manufacturer on behalf of the Company. The letter of credit was irrevocable and expired in October 1999.

Notes Payable

     In August 1998 and April 1999, the Company entered into equipment loan agreements with a bank. Under the loan agreements, the Company could borrow up to $6.0 million at an interest rate of prime plus 0.5%, for the purpose of acquisition of equipment. In October 1999, the Company paid off all outstanding debt from the proceeds of the initial public offering.


     In May 1999, the Company entered into a $500,000 revolving line of credit financing agreement for equipment purchases. The line of credit allowed for draws through June 2000 for equipment purchases, then converts into a term loan payable in equal monthly installments through May 2003. Interest is computed based on the average daily balance outstanding, at a per annum rate of 0.5% above the prime rate. All assets of the Company have been pledged as collateral and the agreement contains covenants and restrictions relating to asset protection, financial condition, dividends, investments, and certain other matters.

     In January 2000, the Company refinanced its line of credit and increased the amount available under the credit facility to $7.5 million, of which $2.5 million is available for equipment purchases and $5.0 million is available as a working capital line. Additionally, draws on this refinanced loan are allowed until the full amount of the loan is met or one year from commencement of this agreement (January 7, 2000).

     At July 31, 1999 and July 31, 2000, $500,000 and $1,778,800 were outstanding under the line of credit, respectively, and the stated interest rates were 9% and 10%, respectively. In September 2000, the Company paid off all outstanding amounts under the line of credit.



6.   Income Tax

     The Company did not provide for taxes in fiscal 1998 and 1999 as there was no taxable income. Substantially all of the income before income taxes as shown in the Consolidated Statement of Operations for the year ended July 31, 2000 is derived in the United States.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The provision (benefit) for income taxes consists of the following (in thousands):

                                                            July 31,
                                                              2000
                                                            --------
         Current:      Federal.........................     $ 12,375
                        State..........................        2,419
                                                            --------
                                                              14,794

         Deferred:     Federal.........................     $(11,052)
                        State..........................       (2,997)
                                                            --------
                                                             (14,049)
                                                            --------
        Total provision for income taxes...............     $    745
                                                            ========

A reconciliation between the statutory federal income tax and the Company's effective tax is as follows (in thousands):

                                                                     July 31,
                                                                       2000
                                                                     -------
        Statutory federal income tax ............................... $   495
        State taxes, net of federal benefit.........................     140
        Non-deductible stock compensation...........................   7,362
        Utilization of net operating loss and credit carryfowards...  (7,639)
        Research and development tax credits........................    (703)
        Other.......................................................   1,090
                                                                     -------
                                                                     $   745
                                                                     =======

The significant components of the deferred tax assets and liabilities as of July 31, 1999 and 2000 are as follows (in thousands):

                                                       1999       2000
                                                    -------    -------
     Assets:
         Inventory..............................    $     -    $ 1,560
         Non deductible accruals................          -      2,251
         Stock compensation.....................          -        787
         Net operating loss and
               credit carryforwards.............      8,760     10,185
         Other..................................        678        385
                                                    -------    -------
              Total deferred tax assets.........      9,438     15,168

     Liabilities:
         Depreciation...........................       (218)    (1,119)
          Other.................................          -     (2,480)
                                                    -------    -------
               Total deferred tax liabilities...       (218)    (3,599)
                                                    -------    -------

               Net deferred tax asset...........      9,220     11,569
               Valuation allowance..............     (9,220)         -
                                                    -------    -------
                                                    $     -    $11,569
                                                    =======    =======

     During the year ended July 31, 2000, the Company reversed its valuation allowance related to its 1999 deferred tax asset of $9.2 million, as the realization of such assets became probable. At July 31, 2000, the Company has available federal net operating loss carryfowards of $21.5 million and state net operating loss carryfowards of $40.8 million available to offset future taxable income which expire in varying amounts beginning in 2019 and 2004, respectively. The income tax provision does not reflect certain additional tax savings resulting from deductions associated with the Company's stock option plans.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.   Redeemable Preferred Stock

     The Company's Board authorized 15,792,201 shares of Series A, Series B, Series C and Series D convertible preferred stock at $.01 par value. Issuances were as follows:

     In February 1998, the Company authorized 6,380,000 shares of Series A preferred stock. In February 1998 and April 1998, the Company sold 5,500,000 and 549,450 shares, respectively of Series A at a price of $.91 per share and received proceeds of approximately $5,505,000. In July 1998, the Company issued 137,362 shares of Series A and received proceeds of approximately $125,000 in October 1998. In October 1998, the Company sold 2,775,000 shares of Series A at a price of $.91 per share and received proceeds of approximately $2,525,250.

     In December 1998, the Company authorized 3,625,000 shares of Series B $.01 par value. In December 1998 and February 1999, the Company sold 3,607,062 shares of Series B at a price of $3.50 per share and received proceeds of approximately $12,625,000.

     In February 1999, the Company authorized 2,500,000 shares of Series C $.01 par value. In March 1999, the Company sold approximately 2,500,000 shares of Series C at a price of $8.00 per share and received proceeds of approximately $20,000,000.

     In July 1999, the Company authorized 692,201 shares of Series D $.01 par value. In July 1999, the Company sold 692,201 shares of Series D at a price of $21.67 per share and received proceeds of approximately $15,000,000.

     All share of redeemable convertible preferred stock converted into 141,849,675 shares of common stock at the time of our initial public offering.

     The terms of Series A, Series B, Series C and Series D redeemable convertible preferred stock were as follows:


Conversion

     Each share of Series A, Series B, Series C and Series D may be converted into three shares of common stock at any time at the option of the holder, subject to adjustment for certain events such as a stock split, stock dividend, or stock issuance. Upon the earlier of the closing of an initial public offering of the Company's common stock at a price which equals or exceeds $3.22 per share and results in proceeds of a least $10,000,000, or the date on which at least 10,000,000 shares of preferred stock have been converted to common stock, all outstanding shares of preferred stock automatically convert into shares of common stock.

Dividend and Voting Rights

     When and if declared by the Company's Board, dividends on Series A, Series B, Series C and Series D are payable in cash in preference and prior to any payment of any dividend on common shares. The holders are entitled to the per share amount of dividends or distributions declared for common stock, multiplied by the number of shares of common stock into which the preferred stock is convertible. The holders are entitled to vote on all matters and are entitled to the number of votes equal to the number of common shares into which the Series A, Series B, Series C and Series D, are convertible as of the date of record.

Liquidation Preference

     In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series A, Series B, Series C and Series D are entitled to receive, prior and in preference to any payment or distribution of any assets or surplus funds of the Company to holders of the common shares, an amount for each share of Series A, Series B, Series C and Series D held, equal to $.91, $3.50, $8.00 and $21.67, respectively, plus any declared and unpaid dividends. The liquidation preferences are subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Redemption

     If the holders of at least a majority of Series A, Series B, Series C and Series D preferred stock, at any time after February 26, 2004, so demand, the Company will be required to redeem 33% of the shares outstanding, an additional 50% on February 26, 2005 and all shares remaining on February 26, 2006. The redemption prices of each share of Series A, Series B, Series C and Series D are $.91, $3.50, $8.00 and $21.67, respectively plus all declared and unpaid dividends, if any.

     The following table sets forth the redeemable convertible preferred stock activity (in thousands):


                                    Series A          Series B          Series C          Series D           Total
                                 ---------------  ----------------  ----------------  ----------------  ----------------
                                 Shares  Amount   Shares   Amount   Shares   Amount   Shares   Amount   Shares   Amount
                                 ------  -------  ------  --------  ------  --------  ------  --------  ------  --------
Issuance--February 1998           5,500   $5,005                                                         5,500   $ 5,005
Issuance--April 1998                550      500                                                           550       500
Issuance--July 1998                 137      116                                                           137       116
                                  -----   ------                                                        ------   -------

Balance July 31, 1998             6,187    5,621                                                         6,187     5,621
                                  -----   ------                                                        ------   -------

Issuance--October 1998            2,775    2,525                                                         2,775     2,525
Issuance--December 1998                            3,506   $12,270                                       3,506    12,270
Issuance--February 1999                              101       355                                         101       355
Issuance--March 1999                                                 2,500   $20,000                     2,500    20,000
Issuance--July 1999                                                                      692   $15,000     692    15,000
                                  -----   ------   -----   -------  ------  --------  ------  --------  ------   -------

Balance July 31, 1999             8,962   $8,146   3,607   $12,625   2,500   $20,000     692   $15,000  15,761   $55,771
                                  -----   ------   -----   -------  ------  --------  ------  --------  ------   -------


8. Stockholders' Equity


Common Stock

     The Company is authorized to issue up to 1.5 billion shares of its common stock. The holders of the common stock are entitled to one vote for each share held. The Board of Directors (the "Board") may declare dividends from legally available funds, subject to any preferential dividend rights of any outstanding preferred stock and restrictions under the Company's loan agreements. Holders of the common stock are entitled to receive all assets available for distribution on the dissolution or liquidation of the Company, subject to any preferential rights of any outstanding preferred stock.

     In October 1999, the Company completed its initial public offering ("IPO") in which it sold 22,425,000 shares of common stock at a price to the public of $12.67 per share. The net proceeds of the IPO, after deducting underwriting discounts and other offering expenses, were approximately $263.0 million. Upon the closing of the IPO, all redeemable convertible preferred Stock (Series A, B, C and D) automatically converted to 141,849,675 shares of common stock.

     In March 2000, the Company completed a follow-on public offering of 10,200,000 shares of common stock at $150.25 per share. Of the 10,200,000 shares offered, 8,428,401 shares were sold by the Company and 1,771,599 shares were sold by existing stockholders of the Company. The net proceeds of this offering, to the Company, after deducting underwriting discounts and other expenses, were approximately $1.2 billion.

     The Company effected the following stock splits: 3-for-1 in August 1999 and 3-for-1 in February 2000. All common shares, common share options and per share amounts in the accompanying financial statements have been adjusted to reflect the stock splits.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock Incentive Plans

     The Company has three main stock incentive plans: the 1998 Stock Incentive Plan (the "1998 Plan"), the 1999 Stock Incentive Plan (the "1999 Plan") and the Sirocco 1998 Stock Option Plan (the "Sirocco 1998 Plan") (collectively the "Plans"). A total of 81,349,352 shares of common stock have been reserved for issuance under the 1998, 1999 and the Sirocco 1998 Plans. Shares not yet issued under the 1998 Stock Incentive Plan are available under the 1999 plan. The Plans provide for the grant of incentive stock options, nonstatutory stock options, restricted stock awards and other stock-based awards to officers, employees, directors, consultants and advisors of the Company. No participant may receive any award for more than 1,500,000 shares in any calendar year. Options may be granted at an exercise price less than, equal to or greater than the fair market value on the date of grant. The Board determines the term of each option, the option exercise price, and the vesting terms. Stock options generally expire ten years from the date of grant and vest over five years. In addition, certain shares of common stock purchased and options granted automatically accelerate upon a change in control.

     All employees who have been granted options by the Company under the 1998 and 1999 Plans are eligible to elect immediate exercise of all such options. However, shares obtained by employees who elect to exercise prior to the original option vesting schedule are subject to the Company's right of repurchase, at the option exercise price, in the event of termination. The Company's repurchase rights lapse at the same rate as the shares would have become exercisable under the original vesting schedule. As of July 31, 2000, there were 14,509,767 shares related to immediate option exercises subject to repurchase by the Company at prices ranging from $0.01 to $12.67.

     The total amount of shares that may be issued under the 1999 Plan is the remaining shares to be issued under the 1998 Stock Incentive Plan plus an annual increase beginning August 1, 2000 of the lesser of 9,000,000 or 5% of the
outstanding shares on that date.   As of July 31, 2000, there were 53,781,562
reserved for future issuance.


Restricted Stock

     Restricted stock may be issued to employees, officers, directors, consultants, and other advisors. Shares acquired pursuant to a restricted stock agreement are subject to a right of repurchase by the Company which lapses as the restricted stock vests. In the event of termination of services, the Company has the right to repurchase unvested shares at the original issuance price. The vesting period is generally five years. The Company issued 24,169,988 and 37,933,573 shares of restricted stock, of which 5,557,500 shares were issued through the 1998 Stock Incentive Plan, for the period from inception (February 17, 1998) through July 31, 1998 and the year ended July 31, 1999, respectively. The number of shares of restricted stock outstanding at July 31, 1999 and 2000 was 62,103,561 and 65,197,239, of which 51,881,165 and 36,361,988 were subject to repurchase at their original issuance prices, respectively, ranging from $0.001 to $0.41.


1999 Employee Stock Purchase Plan

     In August 1999, the Board approved the Employee Stock Purchase Plan. A total of 2,250,000 shares of common stock have been reserved for issuance under this plan. Eligible employees may purchase common stock at a price equal to 85% of the lower of the fair market value of the common stock at the beginning or end of each six-month offering period. Participation is limited to 10% of an employee's eligible compensation not to exceed amounts allowed by the Internal Revenue Code. On August 1 of each year, commencing with August 1, 2000, the aggregate number of common shares available for purchase during the life of the Employee Stock Purchase Plan shall automatically be increased by the number of common shares necessary to cause the number of common shares available for purchase to be 2,250,000. As of July 31, 2000, 101,021 shares of common stock had been issued for proceeds of $1.1 million and approximately 2,149,000 shares are available for future issuance.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1999 Non-Employee Director Option Plan

     In August 1999, the Board approved the 1999 Non-Employee Director Option Plan. A total of 1,500,000 shares of common stock have been reserved for issuance under this plan. As of August 1 of each year, commencing with August 1, 2000, the aggregate number of common shares available for the grant of options under this plan shall automatically be increased by the number of common shares necessary to cause the total number of common shares available for grant to be 1,500,000. Each director will be automatically granted an option to purchase 30,000 shares immediately following each annual meeting of stockholders. The Company granted 270,000 options with a vesting period of three years, as of July 31, 2000.


Deferred Stock Compensation

     In connection with the grant of certain stock options and restricted shares to employees during the period from inception (February 17, 1998) to July 31, 1998, and the years ended July 31, 1999 and 2000, the Company recorded deferred stock compensation of $184,000, $26,719,000, and $102,256,000, respectively, representing the difference between the deemed fair market value of the common stock on the date of grant and the exercise price. Compensation related to options and restricted shares which vest over time was recorded as a component of stockholders' equity (deficit) and is being amortized over the vesting periods of the related options. During the period from inception (February 17, 1998) to July 31, 1998, and the years ended July 31, 1999 and 2000 and, the Company recorded compensation expense relating to these options and restricted shares totaling $5,000, $1,459,000, and $14,879,000, respectively.


Non-Employee Stock Compensation

     During the year ended July 31, 1999, the Company granted 1,596,085 shares of common stock awards which were fully vested by July 31, 1999 to non-employees and recognized compensation expense of $2,189,000. During the year ended July 31, 2000, the Company granted 273,054 shares of common stock awards which were fully vested by July 31, 2000 to non-employees and recognized compensation expense of $6,188,000. The fair value of each stock option was estimated using the Black-Scholes option-pricing model with the following assumptions for July 31, 1999 and 2000, respectively: a weighted-average risk free interest rates of 6.5% and 5.2%, a weighted-average expected option life of 3 and 4 years, no dividend yield and a 60% and 85% volatility.


Valuation of Stock Awards

     Had compensation cost of our stock awards been determined in accordance with the provisions of SFAS No. 123, the historical net income (loss) and net income (loss) per share would have been adjusted to the pro forma amounts indicated below (in thousands, except per share amounts):


                                                            Period from
                                                             Inception
                                                        (February 17,1998)
                                                                to              Year Ended          Year Ended
                                                           July 31, 1998       July 31, 1999      July 31, 2000
                                                        -------------------  -----------------  ------------------
As reported:
   Net income (loss)..................................         $  (950)          $(25,053)           $    668
   Basic net income (loss) per share..................         $ (0.17)          $  (1.32)           $   0.00
   Diluted net income (loss) per share................         $ (0.17)          $  (1.32)           $   0.00
Pro forma:
   Net loss...........................................         $(1,064)          $(26,894)           $(97,374)
   Basic and diluted net loss per share ..............         $ (0.19)          $  (1.42)           $  (0.59)

Shares used in basic and diluted......................           5,677             18,919             166,075

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  The fair value of these stock awards at the date of grant was estimated using the Black-Scholes model with the following assumptions:


                                   Period from Inception
                                    (February 17, 1998)      Year Ended     Year Ended
                                     to July 31, 1998      July 31, 1999   July 31, 2000
                                   ---------------------   -------------   -------------
Risk free interest rate...........          5.4%                4.5%             6.5%
Dividend yield ...................            0%                  0%               0%
Expected volatility...............            0%                  0%              85%
Expected life ....................      4 years             5 years          5 years

     The weighted average grant date fair value of stock awards granted during the period from inception (February 17, 1998) to July 31, 1998, and the years ended July 31, 1999 and 2000 and was $0.05, $0.35, and $41.88 per share, respectively. The pro forma effect of applying SFAS No. 123 for prior years is not necessarily representative of pro forma effect to be expected in future years.

     All stock option transactions issued under the stock plans are summarized as follows:

                                             Number of    Weighted Average
                                               Shares      Exercise Price
                                            -----------   ----------------
     Outstanding at July 31, 1998....                --            --
     Options granted.................        23,473,499        $  .16
     Options exercised...............       (18,221,400)          .22
                                            -----------
     Outstanding at July 31, 1999....         5,252,099        $ 0.45
                                            ===========
     Options granted.................        26,248,434         52.09
     Options exercised...............        (2,494,538)         1.72
     Options cancelled...............          (241,999)        66.13
                                            -----------
     Outstanding at July 31, 2000....        28,763,996        $46.91
                                            ===========

     The weighted average exercise price for options granted at fair value were $0 and $97.97 for 1999 and 2000, respectively. The weighted average fair value for options granted at fair value were $0 and $69.55 for 1999 and 2000, respectively. The weighted average exercise price for options granted below fair value were $.22 and $3.71 for 1999 and 2000, respectively. The weighted average fair value of options granted below fair value were $.35 and $16.33 for 1999 and 2000, respectively.

     The following table summarizes information about stock options outstanding at July 31, 2000:

                                      Options Outstanding                    Vested Options Exercisable
                      -------------------------------------------------     ----------------------------
                                         Weighted
                       Number of          Average          Weighted                         Weighted
     Range of            Shares          Remaining         Average            Number         Average
 Exercise Prices      Outstanding      Contract Life     Exercise Price     Exercisable   Exercise Price
-----------------     ------------     -------------     --------------     -----------   --------------
$  0.04 - $  1.33       6,206,623           9.09             $  0.64           293,725       $  0.75
   1.67 -    4.33       5,914,920           9.10                2.76            17,550          3.28
   5.00 -   69.88       5,907,350           9.42               28.04            30,700         29.23
  70.56 -  106.33       6,185,778           9.56               89.01            68,031         82.23
 109.38 -  189.94       4,549,325           9.67              134.72               250        172.13
                       ----------                                              -------
$  0.04 - $189.94      28,763,996           9.35             $ 46.91           410,256       $ 16.60


Stockholder Notes Receivable

     At July 31, 1999 and July 31, 2000, the Company held notes receivable in the amount of $360,000 and $262,000, respectively, from stockholders in consideration for the purchase of common stock. The notes are due

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

five years from the date of issuance and are collateralized by the underlying common stock and, consequently, are reflected as a component of stockholders' equity.


Common Stock Purchase Option

     In March 1999, the Company signed a definitive Purchase and License Agreement (the "Agreement") with a customer to provide certain Company products. Under the terms of the Agreement, the customer also had the right to purchase shares (based upon set criteria in the contract) of the Company's common stock in the Company's IPO of shares at the IPO price. The customer purchased 600,000 shares at $12.67 per share in October 1999.


9. Preferred Stock

     In August 1999, the shareholders of the Company approved amendments to the Company's Articles of Incorporation to authorize the issuance of 5,000,000 shares of $.01 par value undesignated preferred stock that may be issued by the Board from time to time in one or more series without stockholder approval. This amendment was effective upon the closing of the Company's IPO.


10.  Employee Benefit Plan:

     The Company sponsors a defined contribution plan covering substantially all of its employees which is designed to be qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deductions within statutory and plan limits. To date, the Company has made no contributions to the plan.



11.  Quarterly Consolidated Results of Operations (Unaudited)

     The tables below set forth the consolidated operating results for each of the eight quarters in the period ended July 31, 1999 and 2000. The results for any quarter are not necessarily indicative of results for any future period.


Consolidated Statement of Operations Data:                 October 29,   January 30,     May 1,      July 31,
                                                               1998          1999         1999         1999
                                                           ------------  ------------  -----------  ----------
Revenue ................................................     $     -       $     -      $     -      $ 11,330
Gross profit (1)........................................         (24)         (215)        (934)        4,017
                                                             -------       -------      -------      --------
Net loss................................................     $(1,710)      $(3,996)     $(7,703)     $(11,644)
                                                             =======       =======      =======      ========
Basic and diluted net loss per share....................     $ (0.14)      $ (0.22)     $ (0.39)     $  (0.47)
                                                             =======       =======      =======      ========
(1)Exclusive of the non-cash compensation expense of ...     $     8       $    13      $    24      $     56
                                                             =======       =======      =======      ========


Consolidated Statement of Operations Data:                 October 30,    January 29,   April 29,    July 31,
                                                               1999          2000          2000        2000
                                                           ------------  ------------  -----------  ----------
Revenue.................................................     $19,510       $29,049      $59,183      $ 90,395
Gross profit (1)........................................       9,170        13,653       27,816        42,512
                                                             -------       -------      -------      --------
Net income (loss).......................................     $(7,373)      $(5,020)     $ 5,670      $  7,391
                                                             =======       =======      =======      ========
Basic net income (loss) per share.......................     $ (0.15)      $ (0.03)     $  0.03      $   0.03
                                                             =======       =======      =======      ========
Diluted net income (loss) per share.....................     $ (0.15)      $ (0.03)     $  0.02      $   0.03
                                                             =======       =======      =======      ========
(1)Exclusive of the non-cash compensation expense of ...     $   262       $   339      $   372      $    460
                                                             =======       =======      =======      ========

12. SUBSEQUENT EVENTS (UNAUDITED)

     In December 2000, the stockholders of the Company approved an increase in the number of authorized shares of common stock of the Company from 1,500,000,000 to 2,500,000,000 and approved an amendment to the Company's 1999 Stock Incentive Plan to (a) increase the number of shares of common stock reserved for issuance under the plan by 25,000,000 and (b) revise the automatic annual share increase provision of the plan so that the number of shares of Company common stock reserved for issuance under the plan will automatically increase on the first day of each fiscal year of the Company by an amount equal to the lesser of (i) 18,000,000 shares, (ii) five percent (5%) of the number of shares of Company common stock outstanding on the first day of each fiscal year of the Company, or (iii) such lesser number of shares as determined by the Company's Board of Directors.

     In response to changing market conditions and a slowdown in capital expenditures by the telecommunications service providers, in the third quarter of fiscal 2001, the Company recorded a business-restructuring charge of $165.8 million. The restructuring charge consisted of $4.1 million to cover termination costs for reduction in workforce, $137.3 million related to inventory and assets write-downs, and $24.4 million for facility consolidations and other exit costs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sycamore Networks, Inc.



/s/ Frances M. Jewels
-----------------------------------
Frances M. Jewels
Chief Financial Officer
(Duly Authorized Officer and Principal
Financial and Accounting Officer)

Dated: May 16, 2001